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                                                                   EXHIBIT 10(S)

                  [THE SANDS REGENCY HOTEL CASINO LETTERHEAD]


Patrick Bassney


Dear Pat:

     I am pleased to offer you the position of Vice President General Manager at the Sands Regency with the following terms:

     1. Weekly salary of $2,019.23 (an annual rate of $105,000). The position will be evaluated in 90 days for performance and annually for salary review.

     2. Two weeks vacation granted after the first and second years of employment and three weeks after the third year of employment.

     3. All normal benefits including group health, life, dental and vision benefits afforded Executive-level Managers at the Sands with immediate enrollment.

     4. All reasonable moving expenses paid by the Company. Two trips to New York and one trip for spouse to come to Reno prior to family moving.

     5. Reasonable temporary accommodations in the hotel while finding suitable housing.

     6. A stock option grant of 30,000 shares pursuant to the Company's stock option plan. The shares shall be granted at an exercise price equal to the fair market value at date of employment and shall vest 25% upon each anniversary over the first four years of employment.

     7.   Bonus potential of 30% of salary based on Company performance.

     8. This shall constitute a two year agreement. Should you be released during this period, you will be paid six months' severance and should you resign within this two year period, you shall reimburse the Company for all moving expenses.

I enjoyed the opportunity discussing this position with you. I hope to hear from you soon.

Best wishes,


/s/ FERENC B. SZONY
---------------------------
Ferenc Szony, President and
Chief Executive Officer


Agreed to and Accepted this 29
day of January, 1998.


/s/ PATRICK BASSNEY
--------------------------
Patrick Bassney